                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            PageMart Wireless, Inc.
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                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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

                                 PageMart Logo

                    6688 NORTH CENTRAL EXPRESSWAY, SUITE 800
                              DALLAS, TEXAS 75206

                                                                  April 18, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Daylight Time, on May 20, 1997, at The Doubletree Hotel, 8250 N. Central Expressway, Dallas, TX 75206. The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of PageMart Wireless, Inc.

     The matters to be acted upon by our stockholders are set forth in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached Proxy Statement, would you kindly sign, date and return the enclosed proxy card. Your vote is important regardless of the number of shares you own.

                                            Sincerely yours,

                                            /s/ JOHN D. BELETIC

                                            John D. Beletic
                                            Chairman of the Board

                                 PageMart Logo

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1997

                                                                  April 18, 1997

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PageMart Wireless, Inc., a Delaware corporation (the "Company"), will be held at The Doubletree Hotel, 8250 N. Central Expressway, Dallas, TX 75206 on May 20, 1997, at 9:00 a.m., Central Daylight Time, for the following purposes:

          1. To elect a Board of Directors consisting of eight members.

          2. To consider and vote upon a proposal to approve amendment of the Company's Stock Option Plan.

          3. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company to serve as such at the pleasure of the Board of Directors.

     Only stockholders of record, as shown by the transfer books of the Company, at the close of business on April 11, 1997 are entitled to notice of and to vote at the Annual Meeting.

     A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholders for any proper purpose during normal business hours at the offices of the Company for a period of at least ten
(10) days preceding the Annual Meeting.

     The Board of Directors recommends that you vote FOR the approval of (i) the amendment of the Company's Stock Option Plan and (ii) the appointment of the independent auditors.

                                            By Order of the Board of Directors

                                            /s/ JOHN D. BELETIC

                                            John D. Beletic
                                            Chairman of the Board

PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                                [PAGEMART LOGO]

                                PROXY STATEMENT
                              DATED APRIL 18, 1997

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1997

     The accompanying proxy is solicited by the Board of Directors (the "Board") of PageMart Wireless, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held May 20, 1997 (the "Annual Meeting"), and any adjournments thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted in accordance with the recommendation of the Company's Board with respect to each matter submitted to the Company's stockholders for approval. Abstentions will not be voted, but will be counted for determining the presence of a quorum. Broker non-votes will not be counted for any purpose. Any stockholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to the Company in writing, by voting in person at the Annual Meeting or by execution of a subsequent proxy; provided, however, that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

     The shares entitled to vote at the meeting consist of shares of Class A Convertible Common Stock of the Company (the "Common Stock"), with each share entitling the holder of record to one vote. At the close of business on April 11, 1997, the record date for the Annual Meeting, there were outstanding 33,950,752 shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 18, 1997.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

NOMINEES AND DIRECTORS

     Eight members of the Board will be elected at the Annual Meeting. Directors elected at the Annual Meeting will serve until the next Annual Meeting or until their successors are elected and qualified. The eight nominees receiving the greatest number of votes cast by the holders of the Common Stock entitled to vote at the meeting will be elected directors of the Company (assuming a quorum is present). All proxies will be voted in accordance with instructions contained thereon. If no specific instructions are given, the persons named as proxies in the accompanying form of proxy will vote for the eight nominees named by the Board of the Company and listed below. In the event that, by reason of death or other unexpected occurrence, any one or more of such nominees shall not be available for election, the persons named as proxies in the form of proxy have advised that they will vote for such substitute nominees as the Board of the Company may propose. The Company has no reason to believe that any nominee of the Board will be unable to serve if elected. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee if any of the nominees becomes unable or unwilling to serve.

     The persons named below have been nominated by the Board of the Company for election to the Board of Directors:

                 NAME                    AGE                          POSITION
                 ----                    ---                          --------
John D. Beletic........................  45     Chairman, President and Chief Executive Officer
Roger D. Linquist(2)...................  58     Director
Frank V. Sica(1).......................  45     Director
Guy L. de Chazal(1)....................  49     Director
Arthur Patterson(1)....................  53     Director
Alejandro Perez Elizondo(2)............  48     Director
Leigh J. Abramson(2)...................  28     Director
Pamela D.A. Reeve......................  48     Director

---------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

Mr. Andrew Cooper, a Director of the Company since October 1990, resigned from the Board of Directors on February 28, 1997. Following Mr. Cooper's resignation, the size of the Board of Directors was decreased to eight (subject to increase in accordance with the Company's by-laws). Pursuant to the Stockholders Agreement (as defined herein), the Morgan Stanley Shareholders (as defined herein) have the ability to appoint a successor for Mr. Cooper.

     John D. Beletic, Chairman, President and Chief Executive Officer. Mr. Beletic was named Chairman of the Company's Board of Directors in August 1994. Mr. Beletic has been Chief Executive Officer of the Company since February 1994. Mr. Beletic joined the Company as President and Director in March 1992 after spending a year in venture capital. Prior to that, Mr. Beletic served for five years as President and Chief Executive Officer of The Tigon Corporation ("Tigon"), a leading voice mail service provider. Tigon was acquired by Ameritech Development Corporation, a wholly-owned subsidiary of American Information Technologies Corporation in 1988. Before joining Tigon, Mr. Beletic was Senior Vice President of Operations and Chief Financial Officer for five years with VMX, Inc., a manufacturer of voice mail systems. Mr. Beletic earned his bachelor's degree in finance from Cincinnati's Xavier University and his master's degree in business administration from the Harvard Business School. Mr. Beletic currently serves as a director of Digital Sound Corporation and Teloquent Communications Corporation. Within the paging industry, Mr. Beletic currently serves as a director of PCIA, the industry trade association and President of the Paging Leadership Association.

     Roger D. Linquist, Director. Mr. Linquist has been a Director of the Company since co-founding it in 1989. He served as Chairman of the Company's Board of Directors from 1989 until April 1994. Prior to launching the Company, Mr. Linquist served for three years as President and Chief Executive Officer of PacTel Personal Communications ("PacTel"), the cellular and paging division of Pacific Telesis Group, the Regional Bell Operating Company that provides service to California and Nevada. Mr. Linquist served as Chief Executive Officer of Communications Industries before joining PacTel.

     Frank V. Sica, Director. Mr. Sica has been a Director of the Company since December 1991. He is currently a Managing Director of Morgan Stanley & Co. Incorporated ("MS & Co."), and has been with MS & Co. since 1981, originally in the Mergers and Acquisitions Department and, since 1988, with the Merchant Banking Division. He serves as a director of numerous companies including ARM Financial Group, Inc., Consolidated Hydro, Inc., Fort Howard Corporation, Kohl's Corporation, and Sullivan Communications Inc. He is a director of the general partner of The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and of the respective managing general partners of the general partner of Morgan Stanley Venture Capital Fund, L.P. ("MSVCF"), Morgan Stanley Venture Capital Fund II, L.P. ("MSVCF II") and Morgan Stanley Capital Partners III, L.P. ("MSCP III"). Mr. Sica was designated by MSLEF II pursuant to the Stockholders Agreement. See "Certain Relationships and Related Transactions -- Election of Directors."

     Guy L. de Chazal, Director. Mr. de Chazal has been a Director of the Company since June 1989. Mr. de Chazal is President and a Director of the managing general partner of the general partner of MSVCF and MSVCF II and is a Managing Director of MS & Co. Mr. de Chazal is also a director of several private companies. From 1986 to 1990, Mr. de Chazal was a Vice President, and from 1991 to 1994 a Principal of MS & Co. Mr. de Chazal was designated by MSVCF pursuant to the Stockholders Agreement. See "Certain Relationships and Related Transactions -- Election of Directors."

     Arthur Patterson, Director. Mr. Patterson has been a Director of the Company since June 1989 and a Managing Partner of Accel Partners, a venture capital company since 1984. Mr. Patterson is also a director of VIASOFT, Axent and the G.T. Global Group of Investment Companies as well as several private software and telecommunications companies. Mr. Patterson was designated by Accel Partners pursuant to the Stockholders Agreement. See "Certain Relationships and Related Transactions -- Election of Directors."

     Alejandro Perez Elizondo, Director. Mr. Perez has been a Director of the Company since August 1994. Since 1987, Mr. Perez has been associated with Pulsar, a diversified Mexican company with interests in the tobacco, insurance, agriculture, telecommunications, finance and other industries, and is currently Vice President of Diversification of Pulsar Internacional, S.A. de C.V. Mr. Perez is also a director of Ionica L3 Ltd. (a public telephone services company located in U.K.), NovaWeb Technologies, Inc. (a California modem manufacturing company), Flat Connections Inc. (a California internet company), Fomento Empresarial Regiomontano, S.A. de C.V. (a Mexico-based telecommunications company), and Kb/Tel Telecommunications S.A. de C.V. (a Mexico-based holding company with investments in communications engineering companies). Mr. Perez was designated by Pulsar pursuant to the Stockholders Agreement. See "Certain Relationships and Related Transactions -- Election of Directors."

     Leigh J. Abramson, Director. Mr. Abramson has been a Director of the Company since August 1994. He is currently an Associate of MS & Co. and an officer of the general partner of MSLEF II and of the general partner of the general partner of MSCP III. Mr. Abramson has been with MS & Co. since 1990, first in the Corporate Finance Division and, since 1992, in the Merchant Banking Division. Mr. Abramson is also a director of Silgan Holdings, Silgan Corporation, and Jefferson Smurfit Corporation. Mr. Abramson was designated by MSCP III pursuant to the Stockholders Agreement. See "Certain Relationships and Related Transactions -- Election of Directors."

     Pamela D. A. Reeve, Director. Ms. Reeve was elected Director of the Company in April 1996. Ms. Reeve is currently President, Chief Executive Officer and Director of Lightbridge, Inc. ("Lightbridge") and has been with Lightbridge since 1989. Lightbridge develops and manages software used by wireless telecommunications companies across the United States to support sales and marketing applications. Prior to joining Lightbridge, Ms. Reeve spent eleven years at The Boston Consulting Group, with senior operating responsibility for the firm's Boston office. Prior to joining The Boston Consulting Group, Ms. Reeve worked with the National Endowment for the Humanities managing educational projects and with real estate development and manufacturing firms, primarily in operations and marketing.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company's Board of Directors held 5 meetings in fiscal year 1996. All of the directors attended 75% or more of the total number of meetings of the Board and of committees of the Board on which they served.

     The Audit Committee of the Board recommends the firm to be employed as the Company's independent public accountants and reviews the scope of the audit and audit fees. In addition, the Audit Committee consults with the independent auditors with regard to the plan of audit, the resulting audit report and the accompanying management letter, and confers with the independent auditors with regard to the adequacy of internal accounting controls, as appropriate, out of the presence of management. The members of the Audit committee are Messrs. Linquist, Abramson and Perez. The Audit Committee held 2 meetings in fiscal year 1996.

     The Compensation Committee of the Board is charged with reviewing executive compensation and administering the Company's Stock Option Plan (as defined herein). Its members are Messrs. Sica, de Chazal and Patterson. Members of the Compensation Committee held 5 meetings in fiscal year 1996.

     The Board of the Company does not have a nominating committee.

EXECUTIVE OFFICERS

     Set forth below are the names, ages, positions and certain other information concerning the executive officers of the Company as of March 31, 1997.

                 NAME                    AGE                          POSITION
                 ----                    ---                          --------
John D. Beletic........................  45     Chairman, President and Chief Executive Officer
G. Clay Myers..........................  37     V.P., Finance, Chief Financial Officer and Treasurer
N. Ross Buckenham......................  39     V.P. and General Manager, PCS
Richard S. Nelson......................  49     V.P., International
Kenneth L. Hilton......................  44     Executive V.P., National Sales Office Business Unit
Douglas S. Glen........................  39     V.P., Strategic Alliances Business Unit
Douglas H. Kramp.......................  35     V.P., National Retail Business Unit
Sandra D. Neal.........................  49     Executive V.P., Administration
Frances W. Hopkins.....................  56     V.P., Customer Advocacy
Paul L. Turner.........................  38     V.P., Customer Service
Jack D. Hanson.........................  53     V.P., Network Operations
Todd A. Bergwall.......................  34     Corporate Counsel and Secretary
Thomas C. Keys.........................  38     V.P., Market Development

     John D. Beletic, President and Chief Executive Officer. Mr. Beletic is also Chairman of the Board. See "-- Nominees and Directors."

     G. Clay Myers, Vice President, Finance, Chief Financial Officer and Treasurer. Mr. Myers joined the Company in April 1993 as Vice President of Finance and Chief Financial Officer. Prior to joining the Company, Mr. Myers was Senior Operations Manager for Dell Computer Corporation from 1991 to 1993. Prior to joining Dell Computer Corporation, Mr. Myers was with Ernst & Young from 1982 to 1991. Mr. Myers is a certified public accountant.

     N. Ross Buckenham, Vice President and General Manager, PCS. Mr. Buckenham joined the Company on January 15, 1996 initially as Vice President, PCS Strategy, and was promoted to Vice President and General Manager, PCS Strategy in September 1996. Prior to joining the Company, Mr. Buckenham was President of Touchtone Solutions, Inc., a telecommunications and interactive voice response software and services company from 1992 to 1996. From 1984 to 1991, Mr. Buckenham was with Aquanautics Corporation, initially as Vice President of Development then as its President. From 1981 to 1984, Mr. Buckenham was with Bain & Co. as a senior consultant to companies in the voice processing, technology, finance and health care industries. Mr. Buckenham holds an MBA degree from Harvard Graduate School of Business Administration and a BS degree in Chemical Engineering from Canterbury University, New Zealand.

     Richard S. Nelson, Vice President, International. Mr. Nelson was named Vice President, International on March 1, 1996. Formerly, Mr. Nelson was Vice President, Marketing of the Company since June 1992. Mr. Nelson also serves as President of PageMart International. Before joining the Company, Mr. Nelson was Vice President of Marketing for American Eagle, at American Airlines, where he held various staff positions from 1972 to May 1992.

     Kenneth L. Hilton, Executive Vice President, National Sales Office. Mr. Hilton joined the Company in October 1994. Previously, Mr. Hilton spent five years as Vice President, Sales and Marketing for Visual Information Technologies, a manufacturer and distributor of high-end graphics cards for the UNIX marketplace. Before joining Visual Information Technologies, Mr. Hilton spent fourteen years with IBM in various sales and marketing positions, the last being Branch Manager. Mr. Hilton also serves as a Director of PageMart Canada.

     Douglas S. Glen, Vice President, Strategic Alliances Business Unit. Mr. Glen has been a Vice President since July 1989. Formerly, Mr. Glen was Regional Manager and Director of Finance and Administration for Multicom, Inc., a subsidiary of PacTel for three years. Additionally, Mr. Glen was Manager of financial control with PepsiCola Bottling Group and a consultant with Arthur Andersen & Co. Mr. Glen serves as a Director of PCIA, the industry trade association and Chairman of the Paging and Narrowband PCS Alliance.

     Douglas H. Kramp, Vice President, National Retail Business Unit. Mr. Kramp joined the Company as a Vice President in August 1993. Before joining PageMart, Mr. Kramp was President and co-founder of Artificial Linguistics Inc. ("ALI"), a text management software company from 1988 to 1993. Before co-founding ALI, Mr. Kramp was responsible for starting up and managing high technology companies for the Hart Group from 1984 to 1988.

     Sandra D. Neal, Executive Vice President, Administration. Ms. Neal has been a Vice President since joining the Company in July 1992. Prior to joining the Company, Ms. Neal was Vice President of Customer Service for Tigon from 1989 to 1992. Previously, Ms. Neal held the positions of Vice President of Finance and Controller at Tigon from 1986 to 1989. Before joining Tigon, Ms. Neal was a practicing certified public accountant from 1979 to 1986.

     Frances W. Hopkins, Co-founder, Vice President, Customer Advocacy. Ms. Hopkins co-founded the Company in 1989 and was Vice President of Operations until she left the Company in September 1990 to pursue other business interests. Upon returning in July 1991, she was named Vice President, Operations. In 1995, Ms. Hopkins became Vice President, Customer Advocacy. Before co-founding the Company, Ms. Hopkins was President of Multicom, Inc., a subsidiary of PacTel for six years; President of Gencell, the cellular subsidiary of Communications Industries; and founded TelPage, a regional paging company.

     Paul L. Turner, Vice President, Customer Service. Mr. Turner has been Vice President, Customer Service of the Company since March 1994. Before joining the Company, Mr. Turner was with MCI from 1984 to 1994 in positions of increasing responsibility. From 1988 to 1994 he held various management positions, the most recent being Senior Manager, MCI Consumer Markets.

     Jack D. Hanson, Vice President, Network Operations. Mr. Hanson joined the Company in October 1993. Prior to joining the Company in October 1993, Mr. Hanson was Director of Engineering for Spectradyne, Inc. from June 1992 to October 1993. Previously, he held senior engineering positions with VMX from December 1984 to June 1992, the most recent being Vice President of National Account Support.

     Todd A. Bergwall, Corporate Counsel. Mr. Bergwall has been Corporate Counsel since joining the Company in June 1994. Mr. Bergwall has also been Secretary of the Company since April of 1995. From August 1989 until joining the Company, Mr. Bergwall was engaged in private practice with the Dallas, Texas law firm Winstead Sechrest & Minick P.C. specializing in corporate and securities law.

     Thomas C. Keys, Vice President, Market Development. Mr. Keys was named Vice President in September 1994. Previously, Mr. Keys was Sales Director and General Manager from April 1994 to August 1994 and Vice President, Sales, Market Business Unit from August 1994 to February 1997. Previously, Mr. Keys was the Area Manager for the Company's largest West Coast market for over one year. Before joining the Company, Mr. Keys held the position of Vice President of Sales at S.I.P., Inc., a welding equipment manufacturer, from December 1991 to December 1992. Prior to that, Mr. Keys held several key management positions at Metromedia Corporation from August 1990 to December 1991. Additionally, Mr. Keys was Regional Sales Manager at Savin, Inc. from April 1988 to August 1990.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 31, 1997 (i) by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each of its four most highly compensated officers, other than the Chief Executive Officer (collectively, "the Named Executive Officers"), and (iv) by all executive officers and directors of the Company as a group. Except as otherwise indicated, each named person has voting and investment power over the listed shares, and such voting and investment power is exercised solely by the named person or shared with a spouse.

                                                               SHARES OF       PERCENT OF
                                                                CLASS A         CLASS A
            NAME AND ADDRESS OF BENEFICIAL OWNER              COMMON STOCK    COMMON STOCK
            ------------------------------------              ------------    ------------
The Morgan Stanley Leveraged Equity Fund II, L.P.(1)........    8,476,518        25.0%
  1221 Avenue of the Americas
  New York, NY 10020
Morgan Stanley Capital Partners III, L.P.(1)................    5,072,672        15.0%
  1221 Avenue of the Americas
  New York, NY 10020
Morgan Stanley Venture Capital Fund, L.P.(2)................    2,154,071         6.4%
  1221 Avenue of the Americas
  New York, NY 10020
Other Morgan Stanley-sponsored limited partnerships(3)......      842,719         2.5%
Mellon Bank, N.A., as Trustee for First Plaza Group
  Trust(4)..................................................    3,214,286         9.5%
  One Mellon Plaza
  Pittsburgh, PA 15258
Accel Telecom L.P.(5).......................................    1,542,300         4.6%
  One Embarcadero Center, Ste. 3820
  San Francisco, CA 94111
Accel III L.P.(5)...........................................    1,416,200         4.2%
  One Embarcadero Center, Ste. 3820
  San Francisco, CA 94111
Accel Investors' 89 L.P.(5).................................       91,500            *
  One Embarcadero Center, Ste. 3820
  San Francisco, CA 94111
Pulsar......................................................    2,142,857         6.3%
  Av. Roble, No. 300. Mezzanine
  Edificio Torre Alta
  Garza Garcia, N.L
  Mexico C.P. 66265
Directors and Named Executive Officers:
  John D. Beletic(6)........................................      557,738         1.6%
  Roger D. Linquist(7)......................................    1,525,000         4.5%
  Kenneth L. Hilton(8)......................................       95,112            *
  Douglas S. Glen(9)........................................       93,750            *
  Sandra D. Neal(10)........................................      100,792            *
  Douglas S. Kramp(11)......................................       82,680            *
  Frank V. Sica(1)(2)(3)....................................   16,545,980        48.7%
  Guy L. de Chazal(2)(3)....................................    2,734,682         8.1%
  Arthur Patterson(5)(12)...................................    3,050,000         9.0%
  Alejandro Perez Elizondo..................................           --            *
  Leigh J. Abramson(1)(3)...................................   13,811,298        40.7%
  Pamela D.A. Reeve(14).....................................        8,333            *
All directors and executive officers as a group(13).........   22,581,798        64.8%

---------------

  *  Denotes less than 1%.

 (1) Each of these entities is an investment partnership for which Frank V. Sica, a Director of the Company, is a director of the entity controlling such partnership. Each of these entities (other than MSVCF) is also an investment partnership for which Leigh J. Abramson is an officer of the entity controlling such partnership. Frank V. Sica and Leigh S. Abramson each disclaim beneficial ownership of such shares. The general partner of MSLEF II and the managing general partners of the respective general partners of MSCP III and each of the investment partnerships referred to in footnotes (2) and (3) below are each wholly-owned subsidiaries of Morgan Stanley Group, Inc. ("MS Group").

 (2) This entity is an investment partnership for which Frank V. Sica and Guy L. de Chazal, Directors of the Company, are directors of the entity controlling such partnership and, in the case of Mr. de Chazal, a general partner of the general partner of such partnership. Frank V. Sica and Guy
     L. de Chazal each disclaim beneficial ownership of such shares.

 (3) Includes 372,662 shares owned by MSVCF II, 172,569 shares owned by Morgan Stanley Capital Investors, L.P. ("MSCI"), 107,123 shares owned by Morgan Stanley Venture Investors, L.P. ("MSVI"), 100,826 shares owned by Morgan Stanley Venture Capital Fund II, C.V. ("MSVC II") and 89,539 shares owned by MSCP III 892 Investors, L.P. ("MSCP 892"). Each of MSCI and MSCP 892 is an investment partnership for which the relationships described in footnote
     (1) above are applicable and Frank V. Sica and Leigh J. Abramson each disclaim beneficial ownership of shares held by such entities. Each of MSVCF II, MSVI and MSVC II is an investment partnership for which the relationships described in footnote (2) above are applicable and Frank V. Sica and Guy L. de Chazal each disclaim beneficial ownership of shares held by such entities.

 (4) Mellon Bank, N.A. ("Mellon"), acts as the trustee for First Plaza Group Trust ("First Plaza"), a trust under and for the benefit of certain employee benefit plans of General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a wholly-owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo's business address is 767 Fifth Avenue, New York, New York. GMIMCo is serving as First Plaza's investment manager with respect to these shares and in that capacity it has the sole power to direct the trustee as to the voting and disposition of these shares. Because of Mellon's limited role, beneficial ownership of the shares by Mellon is disclaimed.

 (5) Each of these entities is an investment partnership for which Arthur Patterson, a director of the Company, is a general partner.

 (6) Includes 328,000 shares of Common Stock issued pursuant to the Stock Option Plan and the Company's Stock Issuance Plan (as defined herein). Includes 218,335 stock options which are exercisable within the 60-day period commencing April 1, 1997 pursuant to the Stock Option Plan.

 (7) Includes 125,000 shares of Common Stock issued pursuant to the Stock Option Plan and Stock Issuance Plan.

 (8) Includes 62,299 stock options which are exercisable within the 60-day period commencing April 1, 1997 pursuant to the Stock Option Plan.

 (9) Includes 47,750 stock options which are exercisable within the 60-day period commencing April 1, 1997 pursuant to the Stock Option Plan.

(10) Includes 77,498 stock options which are exercisable within the 60-day period commencing April 1, 1997 pursuant to the Stock Option Plan.

(11) Includes 48,266 stock options which are exercisable within the 60-day period commencing April 1, 1997 pursuant to the Stock Option Plan.

(12) Includes shares of Common Stock held by the entities described in Note 5 in which Arthur Patterson, a Director of the Company, may be deemed to have beneficial ownership. Mr. Patterson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(13) Includes 880,961 stock options which are exercisable within the 60-day period commencing April 1, 1997.

(14) Includes 8,333 stock options which are exercisable within the 60-day period commencing April 1, 1997 pursuant to the 1996 Nonqualified Stock Option Plan for Non-Employee Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

  Related Party Transactions

     The Company was organized in 1989 by Roger D. Linquist, MSVCF, Accel Telecom L.P., Accel Partners L.P. and Frances W. Hopkins. Through the acquisition of preferred stock in 1991 and 1993, and the subsequent conversion of such preferred stock into voting Common Stock (together with any shares of non-voting common stock, "Capital Stock"), MSLEF II became the owner of a majority of the voting power in the Company. The general partner of MSLEF II and the managing general partner of the general partner of MSVCF are both wholly-owned subsidiaries of MS Group. Three of the eight Directors of the Company are employees of MS & Co. MS & Co. acted as placement agent for the offering of the 12 1/4% Senior Discount Notes due 2003 issued by PageMart, Inc. and the offering of the 15% Senior Discount Notes due 2005 issued by the Company and received compensation from the Company in the amount of $2.6 million and $3.8 million, respectively, for acting in such capacity. In addition, MS & Co. acted as an underwriter of the Company's initial public offering and received $2.0 million in compensation in the form of an underwriter's discount.

     In two transactions consummated in March and May of 1993, the Company issued a total of 5,277,611 shares of the Company's Series C Preferred Stock, having an aggregate purchase price of $17,205,011, of which 5,214,724 shares were issued to MSLEF II. During the fiscal quarter ended September 30, 1994, the Company issued an aggregate of 11,242,857 shares of Capital Stock ("the 1994 Stock Offerings") at a purchase price of $7.00 per share. The aggregate net proceeds (after expenses) of the 1994 Stock Offerings were approximately $76.9 million. Of the shares issued in the 1994 Stock Offerings, 5,000,000 shares of Capital Stock were issued to MSCP III, MSCI, MSVCF II, MSVC II, and MSVI, 2,857,143 shares were issued to First Plaza and 1,242,857 shares to certain other institutional investors. The remaining 2,142,857 shares of Capital Stock issued in the 1994 Stock Offerings were acquired by an affiliate of Pulsar pursuant to a private placement.

     On May 11, 1995, the Company completed the issuance of 3,598,429 shares of Common Stock ("the 1995 Private Stock Offering") at a purchase price of $7.00 per share. The net proceeds (after expenses) of the 1995 Private Stock Offering were approximately $24.5 million. Of the shares issued in the 1995 Private Stock Offering, 2,277,286 were purchased by the MS Merchant Banking Funds (as defined herein), other than MSLEF II, and 357,143 shares were purchased by First Plaza. The remaining 964,000 shares of Common Stock were purchased by other institutional investors and the following officers of the Company: John D. Beletic (3,000 shares), Danial W. Hay (1,000 shares), G. Clay Myers (5,000 shares), Todd A. Bergwall (1,000 shares), Lawrence H. Wecsler (1,000 shares), Paul L. Turner (1,000 shares), Kenneth L. Hilton (18,000 shares) and Douglas H. Kramp (15,000 shares).

     In October 1995, MSLEF II, MSCP III, MSCI, MSVCF, MSVCF II, MSVC II, MSCP 892, and MSVI (collectively, the "Morgan Stanley Shareholders") exchanged a portion of Common Stock of the Company for Class B Common Stock in a share-for-share exchange without payment of any additional consideration.

     As of December 31, 1996, John D. Beletic, President of the Company, was indebted to the Company in the amount of $243,800 under three promissory notes. The first promissory note (the "First Note") was issued in January 1994 for $97,800 in connection with a stock option exercise by Mr. Beletic and bears interest at the rate of 3.55% per annum. Interest on the outstanding balance is due and payable annually beginning on January 28, 1995. The outstanding principal balance on the First Note is due and payable on January 28, 1999. The second promissory note (the "Second Note") was issued in November 1994 and bears interest at the rate of 7% per annum. Under the terms of the Second Note, Mr. Beletic may receive loans in various amounts, the total of which may not exceed $200,000. At December 31, 1996, $125,000 was outstanding under the Second Note. The third promissory note (the "Third Note") was issued in May 1995 for $21,000 in connection with the purchase of Common Stock by Mr. Beletic and bears interest at the rate of 6.9% per annum. Interest on the outstanding principal is due and payable annually beginning on May 11, 1996. The outstanding principal balance on the Third Note is due and payable on May 11, 1999. The First Note, the Second Note and the Third Note are all secured by the Common Stock owned by Mr. Beletic.

  Election of Directors

     Pursuant to the Stockholders Agreement among certain Stockholders dated as of September 19, 1995, as amended (the "Stockholders Agreement"), the Morgan Stanley Shareholders have the right to designate and have elected one-half of the members of the Board for so long as the total number of shares of Capital Stock of the Company owned by the Morgan Stanley Shareholders constitutes at least 50% of the outstanding Capital Stock of the Company. If such ownership falls below 50%, the number of directors that the Morgan Stanley Shareholders will have the right to designate and have elected will be reduced to the number of directors which constitutes a percentage representation on the Board equal to the Morgan Stanley Shareholders' aggregate percentage ownership of the outstanding Capital Stock of the Company. The rights of each of

MSLEF II, MSCP III, MSVCF and MSVCF II to designate and have elected one member of the Board of Directors terminates once the total number of shares of Capital Stock of the Company owned by such investor falls below 7.5%. However, each such stockholder will continue to have such rights if its ownership of Capital Stock exceeds 2% and such stockholder has determined that the continued possession of such rights is necessary or desirable in order for such stockholder to qualify as a "venture capital operating company" within the meaning of Department of Labor Regulation Section 2510.3-101. MSVCF has made such a determination and continues, therefore, to have the right to designate and have elected one director.

     Accel Telecom L.P., Accel III, L.P. and Accel Investors 89, L.P. (collectively, "Accel") also has the right to designate one director for election to the Board of Directors so long as Accel owns at least 7.5% of the outstanding Capital Stock of the Company. So long as Pulsar owns at least 5% of the outstanding Capital Stock of the Company (or until the expiration of the Pulsar Exclusivity Period, as defined in the Stockholders Agreement), it will have the right to designate one member of the Board of Directors.

     So long as J.P. Morgan Capital Corporation owns no less than 4% of the Capital Stock of the Company, the Company will permit a representative of such holder to attend as an observer all meetings of the Board and all committees thereof. Such representative is entitled to receive all written materials and other information given to directors in connection with such meetings.

     So long as the Morgan Stanley Shareholders hold securities representing at least 10% of the outstanding Capital Stock, the Company is required to maintain compensation and audit committees of its Board, each consisting of up to four directors. Accel and those members of the Board who are not designated by the Morgan Stanley Shareholders are each entitled to designate one director on each such committee and the Morgan Stanley Shareholders are entitled to designate up to two directors on each such committee.

  Registration Rights

     The Stockholders Agreement provides that the parties thereto (collectively, the "Holders"), collectively have the right to "demand" an unlimited number of registrations. Pursuant to these "demand" rights, Holders of Capital Stock (the "Registrable Securities") may request in writing that the Company file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the registration of a number of shares equal to at least three million shares of Capital Stock or a lesser number if such number represents a majority of the Registrable Securities then outstanding. The Company is obligated within ten days of the receipt thereof to give written notice of such request to all Holders and to use its best efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Securities that the Holders request to be registered within 20 days of such notice by the Company. Unless the Holders of a majority of the Registrable Securities to be registered shall consent in writing, no other party (including the Company) will be permitted to offer securities under such demand registration. Pulsar may also request that the Company file a registration under the Securities Act covering the registration of all of the Registrable Securities Pulsar owns. Pulsar may make no more than two such requests. The Company is not obligated to effect more than one demand registration in any six-month period.

     In the event the managing underwriter advises the Holders that the size of the offering is such that the success of the offering would be materially and adversely affected by inclusion of all Registrable Securities requested to be included, then the number of shares of Registrable Securities to be included in the underwriting will be reduced on a pro rata basis, provided that the Company will first reduce entirely all securities other than Registrable Securities to be included in such underwriting.

     The Stockholders Agreement also provides that, if the Company proposes to register any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash, the Company shall, at such time, promptly (but in no event less than 30 days before the filing date) give each Holder written notice of such registration, and such notice shall offer the Holders the opportunity to register such number of shares of Registrable Securities as such Holder may request. Subject to certain restrictions, upon the written request of each Holder given within 20 days after delivery of such notice by the Company, the Company shall cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

     If the underwriters determine that the total amount of securities requested to be included in any such offering would materially and adversely affect the success of such offering, the Company will be required to include in the offering, in addition to any shares to be registered by the Company, only that number of such Registrable Securities that the underwriters determine in their sole discretion would not affect the success of such offering.

  Preemptive Rights

     Pursuant to the Stockholders Agreement, the Company has agreed that Holders of at least 1,000,000 shares of Capital Stock will have preemptive rights with respect to any new offering of Capital Stock by the Company, with certain exceptions.

  Restrictions on Transfer

     Under the Stockholders Agreement, if MSLEF II, MSCI, MSCP 892 and MSCP III (collectively, the "MS Merchant Banking Funds") propose to transfer (other than in a sale to the public) shares which, taken together with any prior transfers by the MS Merchant Banking Funds, represent more than 10% of the shares owned by them on the date of the Stockholders Agreement, the Holders have a right to require the transferee to purchase their shares on a pro rata basis. The Holders who own at least 67% of the voting Common Stock (the "Compelling Holders") also have the right to require all Holders to sell their shares to any third party that buys all of the shares owned by the Compelling Holders.

     The Stockholders Agreement further provides for certain restrictions on the amount of Capital Stock which may be transferred by the parties to the Stockholders Agreement for a period of one year following any public offering of the Company's Capital Stock, based on, with certain exceptions, the percentage of shares of Capital Stock sold in any such offering by certain institutional investors party to the Stockholders Agreement. These restrictions on transfer, and the right of the Compelling Holders described above, will terminate, subject to certain extensions, approximately one year following the consummation of an initial public offering. The Stockholders Agreement also provides for certain restrictions on the transfer of shares of Capital Stock by holders thereof subject to Regulation Y of the Board of Governors of the Federal Reserve System.

  Restrictions on Amendment of Certificate of Incorporation

     The Company will not amend the Company's Amended and Restated Certificate of Incorporation or By-laws to eliminate the right of stockholders of the Company to take action upon written consent of the holders of a majority of the outstanding shares of Common Stock without a meeting, without prior notice and without a vote as provided in the Company's Bylaws, so long as the MS Merchant Banking Funds hold at least 7.5% of the Company's Capital Stock.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

     Based solely on a review of Forms 3, 4 and 5 furnished to the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") in respect of its most recent fiscal year, the Company believes that Mr. Edward
M. Leonard, a party to the Stockholders Agreement who owns 7,000 shares of the Company's stock, did not file a required Form 3 and that MS & Co. inadvertently filed a Form 4 late in respect of one transaction in fiscal 1996.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information for the Chief Executive Officer of the Company and the Named Executive Officers, for services rendered in the fiscal years ending December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                  ANNUAL           ------------
                                             COMPENSATION(1)        SECURITIES
                                           --------------------     UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR     SALARY      BONUS       OPTIONS(2)     COMPENSATION(3)
   ---------------------------     ----    --------    --------    ------------    ---------------
John D. Beletic..................  1996    $250,000    $ 56,814       100,000          $12,414
Chairman, President and            1995     200,000     150,000       100,000           10,755
Chief Executive Officer            1994     200,000     187,500       100,000           11,220
Kenneth L. Hilton................  1996     150,000      26,520        10,000           11,116
Executive Vice President,          1995     150,000      46,500        40,000            7,998
National Sales Office Business
  Unit                             1994      27,885      12,250       125,000              711
Douglas S. Glen..................  1996     118,000      33,337        25,000            7,933
Vice President,                    1995     110,846      29,150        10,000            7,713
Strategic Alliance Business Unit   1994     105,000      34,808        35,000            8,145
Sandra D. Neal...................  1996     130,000      19,845        15,000            6,662
Executive Vice President,          1995     115,000      39,675        50,000            7,569
Administration                     1994     104,269      33,538        25,000            8,121
Douglas H. Kramp.................  1996     120,000      26,076        25,000            9,419
Vice President,                    1995      95,000      38,500        50,000            7,606
National Retail Business Unit      1994      90,000      25,313        20,000            8,007

---------------

(1) The amount of cash compensation does not include the value of personal benefits or securities, property or other non-cash compensation paid or distributed other than pursuant to a plan, which, with respect to any Named Executive Officer, was less than the lesser of $50,000 and 10% of the cash compensation received by such Officer.

(2) Denominated in shares of Common Stock.

(3) All other Compensation for 1996 is made up of the following:

                                             MR. BELETIC   MR. HILTON   MR. GLEN   MS. NEAL   MR. KRAMP
                                             -----------   ----------   --------   --------   ---------
1996
-------------------------------------------
Below prime rate loan......................     3,600         4,100         --         --       1,500
Life and accident insurance................       627           353        353        353         353
Long-term disability insurance.............     1,435           852        828        890         814
Health insurance...........................     6,752         5,811      6,752      5,419       6,752
                                               ------        ------      -----      -----       -----
          Total other compensation.........    12,414        11,116      7,933      6,662       9,419
                                               ======        ======      =====      =====       =====

STOCK OPTIONS

     The following table sets forth grants of stock options, during fiscal year 1996, to the Chief Executive Officer and each Named Executive Officer.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          PERCENTAGE                             POTENTIAL REALIZATION VALUE
                            NUMBER OF      OF TOTAL                                AT ASSUMED ANNUAL RATES
                            SECURITIES     OPTIONS                               OF STOCK PRICE APPRECIATION
                            UNDERLYING    GRANTED TO    EXERCISE                      FOR OPTION TERM(2)
                             OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION   ----------------------------
                            GRANTED(1)   FISCAL 1996      SHARE        DATE          5%              10%
                            ----------   ------------   ---------   ----------   ----------      ------------
John D. Beletic...........   100,000         8.88%       $6.625     11/15/2006     $416,639        $1,055,852
Kenneth L. Hilton.........    10,000         0.89%        6.625     11/15/2006       41,663           105,584
Douglas S. Glen...........    25,000         2.22%        6.625     11/15/2006      104,159           263,963
Sandra D. Neal............    15,000         1.33%        6.625     11/15/2006       62,495           158,377
Douglas H. Kramp..........    25,000         2.22%        6.625     11/15/2006      104,159           263,963

---------------

(1) Denominated in shares of Common Stock. Each option is immediately exercisable; however, the underlying option shares are unvested and remain subject to repurchase by the Company at the option price paid per share. The optionee acquires a vested interest in, and the Company's repurchase right accordingly lapses with respect to, (i) 20% of the option shares one year after the date of grant and (ii) the balance of the option shares in equal successive monthly installments over each of the next forty-eight (48) months of service thereafter.

(2) The assigned rates of growth were selected by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict or forecast future stock prices.

     The following table sets forth stock options exercised during fiscal year 1996 and the fiscal year-end value of unexercised options for the Chief Executive Officer and each Named Executive Officer.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF
                                                         SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS
                              SHARES                      DECEMBER 31, 1996(1)           AT DECEMBER 31, 1996(2)
                             ACQUIRED      VALUE     ------------------------------   ------------------------------
                            ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE(3)   EXERCISABLE   UNEXERCISABLE(3)
                            -----------   --------   -----------   ----------------   -----------   ----------------
John D. Beletic...........        --      $    --      185,001         284,999         $392,587         $179,461
Kenneth L. Hilton.........        --           --       48,548         112,167               --               --
Douglas S. Glen...........        --           --       42,582          56,418          123,469           17,034
Sandra D. Neal............        --           --       64,998          80,002          189,077           61,296
Douglas S. Kramp..........        --           --       39,930          82,003           66,186           40,692

---------------

(1) Denominated in shares of Common Stock.

(2) The fair market value at December 31, 1996 was $6.625 per share.

(3) Each of these options is immediately exercisable; however, the underlying option shares are unvested and remain subject to repurchase by the Company as noted in Note 1 to the "Option Grants in Last Fiscal Year" table.

DIRECTORS' COMPENSATION

     Directors of the Company currently receive no compensation for their services in such capacity. However, all outside directors participate in the Company's 1996 Nonqualified Stock Option Plan for Non-Employee Directors, pursuant to which each such director is granted an option covering 25,000 shares of Common Stock upon being elected to the Board, with an exercise price equal to the fair market value of such stock on the date of grant. On the third anniversary of the grant, each eligible director still serving on the Board will be granted another option covering 25,000 shares at the fair market value on the date of such grant. Each option vests in equal quarterly installments over a three year period and has a maximum term of 10 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company consists of Frank V. Sica, Guy L. de Chazal, and Arthur Patterson. No executive officer of the Company serves as a member of the Compensation Committee of the Company, or on the compensation committee of another corporation, an executive officer of which serves as a Director of the Company or on the Company's Compensation Committee, and no executive officer of the Company serves as a director of another corporation, an executive officer of which serves as a member of the Company's Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee

     The Compensation Committee of the Board, which consists of three non-employee directors, is responsible for overseeing all stock option plans, setting the compensation for the Chief Executive Officer ("CEO"), reviewing and approving the Company's compensation policies and providing guidelines to the CEO for determining the annual compensation of other officers.

  Compensation Philosophy

     The goals of the Compensation Committee with respect to executive compensation are to: (1) establish a competitive compensation program to attract, retain and motivate employees in those positions that most directly affect the Company's overall performance and (2) encourage coordinated and sustained effort toward enhancing the Company's performance and maximizing the Company's value to its shareholders. This focus is maintained through a program of competitive base salaries, a bonus program based on successfully achieving predetermined financial performance goals and a heavy emphasis on executive equity ownership.

  Base Salaries

     The Compensation Committee reviews and approves salaries for the CEO and the other executive officers on an annual basis. The Compensation Committee also provides guidelines for the CEO to set the base salary of other officers. In making recommendations to the CEO, the Compensation Committee may consider information derived from reports of public companies in the paging industry and telecommunications industry and/or national surveys of compensation data. Ultimately, however, the salaries are based on a subjective analysis of each officer's performance during the prior year, as well as an evaluation of the individual executive's expected future performance. In ratifying salary decisions, the Compensation Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels.

  Annual Incentive Bonus

     Each executive officer has an opportunity to earn an annual bonus based upon Company performance. Annual incentive bonus opportunities for executive officers are based on the Compensation Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon Company performance. To carry out this philosophy, the Company implemented the 1996 Management Annual Variable Compensation Plan (the "Incentive Plan"). The Incentive Plan is a pay-for-performance plan intended to motivate and award executive officers (as well as other officers and managers) by directly linking cash bonuses to specific aggressive Company performance targets. Prior to a calendar year, the Compensation Committee sets the incentive bonus target at a stated percentage of an executive officer's base salary. The bonus amounts earned are determined as of the end of each calendar year. The percentage bonus is calculated by determining the level of the Company's accomplishment of certain performance criteria established in order to align participants' perspectives with that of shareholders and enhance shareholder value.

     The Compensation Committee has the discretion to modify the bonus amounts paid to all participants in the Incentive Plan regardless of the performance level achieved if certain extraordinary unforeseen events occur during the year. The Compensation Committee has exercised its discretion to modify the bonus amounts only once in prior years and did not exercise its discretion to modify the bonus amounts under the Incentive Plan in 1996.

     Certain of the executive officers of the Company (other than the CEO), as well as certain managers and directors, also have the opportunity to participate in the Company's Management by Objective ("MBO") bonus program. Participants in the MBO program are provided a cash bonus based upon the percentage of definitive performance objectives completed during each calendar quarter. The participant's potential MBO bonus is a percentage of such participant's annual base salary, paid quarterly based upon the participant's completion of his/her objectives. For 1996, MBO bonuses ranged from 5% to 10% of executive officers' annual base salaries. The MBO bonus program is intended to provide officers with an incentive to focus on short-term performance goals that enhance the operating efficiency of the Company and enhance shareholder value.

  Stock Options/Equity Ownership

     The Compensation Committee believes that the grant of stock options will motivate executives to create long-term growth in shareholder value. Pursuant to the Company's Fourth Amended and Restated 1991 Stock Option Plan (the "Stock Option Plan"), options are granted at the discretion of the Compensation Committee, usually annually. The number of option shares covered by such grants are determined based upon assessment of the individual's performance. The Compensation Committee considers the recommendation of and relies on information provided by the CEO in determining the number of option shares to be granted to the non-CEO executive officers. The Compensation Committee believes that the periodic grant of time-vested stock options provides an incentive that focuses the executives' attention on managing the business as owners of an equity stake in the Company. It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the Company's stock price increases after the option is granted.

  CEO Compensation

     The Compensation Committee believes that, as with the other executive officers, the CEO's compensation should, in large part, be tied directly to the performance of the Company and that the CEO should share in the same risks and rewards as do the Company's shareholders. Accordingly, the compensation of the CEO is comprised of base salary, annual incentive bonus pursuant to the Incentive Plan and long-term incentives through stock options. In setting Mr. Beletic's compensation, the Compensation Committee analyzes subjective measures of performance during the prior fiscal year as well as expected future performance. Mr. Beletic's projected total compensation, based upon target levels of Company performance was, the Compensation Committee believes, comparable to the compensation paid to other CEOs of similar companies in the paging industry.

  Deductibility of Executive Compensation

     The Omnibus Budget Reconciliation Act of 1993 provides that non-performance-based compensation paid to any Named Executive Officer in excess of one million dollars will not be deductible for federal income tax purposes. The Compensation Committee intends to grant deductible awards subject to the needs of the Company.

                                     Respectively submitted,

                                     Compensation Committee:

                                     Frank V. Sica, Chairman
                                     Guy L. de Chazal
                                     Arthur Patterson

PERFORMANCE GRAPH

     The rules of the Securities and Exchange Commission ("SEC") require each public company to include a performance graph comparing the cumulative total shareholder return on such company's common stock for the five preceding fiscal years, or such shorter period as the registrant's class of securities has been registered with the SEC, with the cumulative total returns of a broad equity market index (such as Nasdaq National Market -- U.S. Companies Index) and a peer group or similar index. The Company's Common Stock began trading on the Nasdaq National Market System under the symbol PMWI on June 14, 1996. Accordingly, the performance graph included in this Proxy Statement shows the period from June 14, 1996 through December 31, 1996.

     The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) between June 14, 1996 and December 31, 1996 in comparison to returns of the Nasdaq National
Market -- U.S. Companies Price Index and a peer group index. The peer group index was constructed specifically for the Company and includes the following wireless messaging companies: American Paging, Inc., Arch Communications Group, Inc., Metrocall, Inc., MobileMedia Communications, Inc., Mobile Telecommunications Technologies Corp., Paging Network, Inc. and ProNet, Inc. In calculating the peer group index, the returns of each company in the group have been weighted according to such company's market capitalization at the beginning of the period.

                           COMPARATIVE TOTAL RETURNS*

                                                                  NASDAQ
                                                                 NATIONAL
                                                              MARKET - U.S.
     MEASUREMENT PERIOD          PAGEMART                       COMPANIES
   (FISCAL YEAR COVERED)      WIRELESS, INC.    PEER GOUP         INDEX
JUN. 14, 1996                            100             100             100
SEP. 30, 1996                             83              75             101
DEC. 31, 1996                             57              51             106

* Cumulative total return assumes reinvestment of dividends. Assumes $100 invested on June 14, 1996 in the Company's Common Stock, Peer Group and Nasdaq National Market -- U.S. Companies Index.

                                 PROPOSAL TWO:
             PROPOSAL TO APPROVE AMENDMENT OF THE STOCK OPTION PLAN

     The Board of Directors and stockholders of the Company previously approved the Stock Option Plan. On April 15, 1997, the Board unanimously adopted, subject to stockholder approval, an amendment to the Stock Option Plan to increase the maximum number of authorized shares of the Company's Common Stock which may be issued under the Stock Option Plan, to comply with changes in applicable law and to restrict participation in the plan to eligible employees. The full text of the Fifth Amended and Restated 1991 Stock Option Plan is attached to this Proxy Statement as Exhibit A.

     The Board of Directors is recommending that the number of shares available for issuance under the Stock Option Plan be increased by 2,950,000 shares of Common Stock to a total of 7,500,000 shares of Common Stock to permit the Company to continue to use stock options as a means to attract, retain and motivate qualified employees and provide them with the ability to acquire an equity interest in the Company. As of March 31, 1997, options to acquire 3,259,059 shares were outstanding under the Stock Option Plan.

     No determination has been made as to who will be granted options to acquire the additional 2,950,000 shares of Common Stock to be made available under the Stock Option Plan, and such shares will be reserved for future grants.

STOCK OPTION PLAN

     The Stock Option Plan authorizes grants to eligible participants of options to purchase shares of Common Stock. Eligible participants include key employees (including officers and Directors) of the Company, its parent or subsidiaries. Options granted under the Stock Option Plan may be either non-qualified options ("NSOs") or options qualifying as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code"). The following summary of the material terms of the Stock Option Plan does not purport to be complete, and is qualified in its entirety by the terms of the Stock Option Plan, as amended, a copy of which is attached hereto as Exhibit A.

PURPOSE

     The purpose of the Stock Option Plan is to provide eligible individuals who are responsible for the management, growth and financial success of the Company with the opportunity to acquire a proprietary interest in the company and to attract and retain competent management.

ADMINISTRATION

     The Stock Option Plan is administered by the Compensation Committee of the Board, which has full power and authority, subject to the terms of the Stock Option Plan, to establish rules relating to, and to construe and interpret, the Plan.

NUMBER OF AUTHORIZED SHARES

     Stock issuable under the Stock Option Plan includes shares of authorized but unissued or reacquired Common Stock. The number of shares for which options may be granted under the Stock Option Plan (net of any shares issued under the PageMart Wireless, Inc. Third Amended and Restated Stock Issuance Plan) may not exceed 7,500,000 shares. Shares underlying any options that are not exercised prior to expiration or termination or are canceled are available for subsequent option grants under the Stock Option Plan.

OPTION PRICES

     The option exercise price per share will be set by the Compensation Committee, but in no event may the option price per share be less than 85% (with respect to NSOs) or 100% (with respect to ISOs) of the fair market value of a share of Common Stock on the grant date. If the individual to whom an ISO is granted is at the time the holder of more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiaries (a "Significant Stockholder"), then the option price per share may not be less than 110% of the fair market value of the Common Stock on the grant date.

     The exercise price may be paid in cash, shares of Common Stock or, if approved by the Compensation Committee, through a cashless exercise program or in installments or by borrowing the necessary funds from the Company.

VESTING; SURRENDER

     Shares of Common Stock that are issued upon exercise of options granted under the Stock Option Plan may be unvested, and subject to certain repurchase rights of the Company. If a participant ceases to perform services for the Company while holding unvested shares, the Company has the right to repurchase, at the option price paid per share, all or (at the discretion of the Company and with the written consent of the participant) less than all of those unvested shares.

     In the event of a "corporate transaction", as defined in the Stock Option Plan, each option outstanding under the Stock Option Plan will automatically become fully exercisable immediately prior to the effective date of such corporate reorganization. Upon a "change in control", as defined in the Stock Option Plan, option holders who are subject to Section 16 of the Exchange Act have the right to exchange options held more than six months for cash in an amount equal to the difference between the exercise price and the "acquisition price" as defined in the Stock Option Plan.

EXPIRATION OF OPTIONS

     Options are exercisable over such period as may be determined by the Compensation Committee, but no option may remain exercisable more than ten years from the grant date, and no ISO granted to a Significant Stockholder may remain exercisable more than five years from the grant date.

TERMINATION OF EMPLOYMENT

     If a participant ceases to perform services for the Company for any reason other than for cause, as defined in the Stock Option Plan, while holding one or more outstanding options under the Stock Option Plan, then each such option will remain exercisable for the period of time specified by the Compensation Committee in the option agreement or as otherwise extended by the Compensation Committee, but in no event beyond the expiration date of such option. In the event a participant is terminated for cause, all outstanding options of such participant automatically terminate on the participant's termination date.

NONTRANSFERABILITY

     NSOs and ISOs are not transferable except by will or the laws of descent and distribution.

TERM OF STOCK OPTION PLAN

     Unless earlier terminated by the Board, the Stock Option Plan will terminate on the earlier of August 19, 2001 or the issuance or cancellation of all shares of Common Stock issuable thereunder.

AMENDMENT AND TERMINATION

     The Board may suspend, amend, modify or terminate the Stock Option Plan; provided, however, that the Company's stockholders shall be required to approve any amendment that would: (i) materially increase the aggregate number of shares of Common Stock issuable under the Stock Option Plan; (ii) change the minimum option price; (iii) increase the maximum term of options; (iv) remove the administration of the Stock Option Plan from the Compensation Committee; (v) materially increase the benefits accruing to participants under the Stock Option Plan; or (vi) materially modify the requirements for eligibility to participate in the Stock Option Plan.

                               STOCK OPTION PLAN

                         OPTIONS GRANTED IN FISCAL 1996

                                          NUMBER OF
           NAME AND POSITION              OPTIONS(1)
           -----------------              ----------
John D. Beletic, Chairman, President and
  Chief Executive Officer...............     100,000
Kenneth L. Hilton, Executive Vice
  President, National Sales Office......      10,000
Douglas S. Glen, Vice President,
  Strategic Alliance Business Unit......      25,000
Sandra D. Neal, Executive Vice
  President, Administration.............      15,000
Douglas H. Kramp, Vice President,
  National Retail Business Unit.........      25,000
All Executive Officers as a Group.......     475,000
All Current Directors who are not
  Executive Officers as a Group.........          --
All Employees other than Executive
  Officers as a Group...................     650,900
                                           ---------
          Total Options Granted in
          Fiscal 1996...................   1,125,900
                                           =========

---------------

(1) Denominated in shares of Common Stock. As of March 31, 1997, the fair market value of a share of Common Stock was $6.00.

FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE STOCK OPTION PLAN

     There will be no federal income tax consequences to the employee or the Company upon the grant of either an ISO or an NSO under the Stock Option Plan. Upon exercise of an NSO, an employee will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired shares of Common Stock; less (ii) the exercise price of the NSO. Subject to
Section 162(m) of the Code and the employee including such compensation in income or the Company satisfying applicable reporting requirements, the Company will be entitled to a tax deduction in the same amount.

     If any profits associated with a sale of Common Stock acquired pursuant to the exercise of an NSO under the Stock Option Plan could subject the optionee to liability under Section 16(b) of the Exchange Act, there will be no concurrent federal income tax consequences to either the optionee or the Company as a result of the exercise of such NSO. The inclusion of such profits as income to the optionee is generally deferred until the date on which the Section 16(b) restrictions terminate. However, if the optionee makes a timely and proper 83(b) election under Section 83(b) of the Code to be taxed at the time such Common Stock is transferred to him, then the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price will be taxed as ordinary income. An 83(b) election must be made within thirty days of the date of exercise of the NSO. In the absence of such an election, the excess of the fair market value of the shares of Common Stock on the date the Section 16(b) restrictions expire over the exercise price will be considered compensation taxable as ordinary income to the optionee. The Company will be entitled to a tax deduction in an amount equal to the amount required to be recognized as ordinary income by the optionee at the time the optionee is subject to tax.

     Upon the exercise of an ISO, an employee recognizes no immediate taxable income. Income recognition is deferred until the employee sells the shares of Common Stock. If the ISO is exercised no later than three months after the termination of the employee's employment, and the employee does not dispose of the shares acquired pursuant to the exercise of the ISO within two years from the date the ISO was granted and within one year after the exercise of the ISO, the gain on the sale will be treated as long-term capital gain. Certain of these holding periods and employment requirements are liberalized in the event of an employee's death or disability while employed by the Company. The Company is not entitled to any tax deduction with respect to the grant or exercise of ISOs, except that if the Common Stock is not held for the full term of the holding period outlined above, the gain on the sale of such Common Stock, being the lessor of: (i) the fair market value of the Common Stock on the date of exercise minus the option price; or (ii) the amount realized on disposition minus the exercise price, will be taxed to the employee as ordinary income and, subject to
Section 162(m) of the Code and the employee including such compensation in income or the Company satisfying applicable reporting requirements, the Company will be entitled to a deduction in the same amount. The excess of the fair market value of the Common Stock acquired upon exercise of an ISO over the exercise price therefor constitutes a tax preference item for purposes of computing the "alternative minimum tax" under the Code.

REQUIRED VOTE

     Approval of the amendment of the Stock Option Plan requires the affirmative vote of a majority of the total voting power represented by the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting and entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AMENDMENT OF THE STOCK OPTION PLAN AS DESCRIBED HEREIN.

                                PROPOSAL THREE:
           PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP
                     AS INDEPENDENT AUDITORS OF THE COMPANY

     The Board has appointed Arthur Andersen LLP, independent public accountants, as the Auditors of the Company, to serve at the pleasure of the Board for 1997. A member of that firm will be present at the Annual meeting with the opportunity to make a statement and respond to appropriate questions by shareholders.

     The shareholders of the Company are asked to consider and act upon the matter of ratifying the appointment of Arthur Andersen LLP.

REQUIRED VOTE

     Approval of the independent auditors requires the affirmative vote of a majority of the total voting power represented by outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Any proposals of stockholders which are intended to be presented at the next Annual Meeting of Stockholders, but which are not received by the Secretary of the Company at the principal executive offices of the Company on or before December 16, 1997, may be omitted by the Company from the Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

                                 ANNUAL REPORTS

     The Company's 1996 Annual Report to Shareholders, which contains financial statements for the year ended December 31, 1996, accompanies this proxy statement. The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, will be made available (without exhibits), free of charge, to interested shareholders upon written request to the Secretary of the Company, at 6688 North Central Expressway, Suite 800, Dallas, Texas 75206.

                            EXPENSES OF SOLICITATION

     The expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by employees of the Company by telephone, mailgram, facsimile, telegraph, cable and personal interview. The Company shall bear all expense for the solicitation of proxies and has not retained a solicitation firm.

                                            By Order of the Board of Directors

                                       /s/ JOHN D. BELETIC

                                            John D. Beletic
                                            Chairman of the Board

                                                                       EXHIBIT A

                            PAGEMART WIRELESS, INC.

               FIFTH AMENDED AND RESTATED 1991 STOCK OPTION PLAN

                                   ARTICLE I

                               GENERAL PROVISIONS

1.  PURPOSE

     The purpose of the PageMart Wireless, Inc. Fifth Amended and Restated 1991 Stock Option Plan (the "Plan") is to strengthen PageMart Wireless, Inc., a Delaware corporation (the "Corporation"), by providing eligible individuals who are responsible for the management, growth and financial success of the Corporation or who otherwise render valuable services to the Corporation with the opportunity to acquire a proprietary interest, or increase their proprietary interest, in the Corporation and thereby providing a means of attracting competent personnel and encouraging them to remain in the service of the Corporation.

2.  ADMINISTRATION OF THIS PLAN

     This Plan shall be administered by the Stock Option Committee of the Board (the "Committee") which shall be comprised of two (2) or more non-employee directors. The Committee shall have full power and authority (subject to the provisions of this Plan) to establish such rules and regulations as it may deem appropriate for the proper Plan administration and to construe the terms of and make such determinations under, and issue such interpretations of, this Plan and any outstanding option grants as it may deem necessary or advisable. Decisions of the Committee shall be final and binding on all parties who have an interest in this Plan or any outstanding option.

3.  PERSONS ELIGIBLE TO RECEIVE OPTION GRANTS

     (a) The persons eligible to receive option grants pursuant to this Plan ("Optionees") are limited to key employees (including officers and directors) of the Corporation (or its Parent or Subsidiary (as such terms are hereinafter defined) corporations) who render services which contribute to the success and growth of the Corporation (or its Parent or Subsidiary corporations) or which may reasonably be anticipated to contribute to the future success and growth of the Corporation (or its Parent or Subsidiary corporations).

     (b) The Committee shall have full authority to determine, with respect to the option grants made under this Plan, which eligible individuals are to receive option grants, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option (as such terms are hereinafter defined), the time or times at which each granted option is to become exercisable and the maximum term for which the option may remain outstanding.

4.  STOCK SUBJECT TO THIS PLAN

     (a) The stock issuable under this Plan shall be shares of the Corporation's authorized but unissued or reacquired Class A convertible common stock, par value $.0001 per share ("Common Stock"). The maximum number of shares which may be issued over the term of this Plan shall not exceed 7,500,000 shares. However, any shares of Common Stock issued under the Corporation's Third Amended and Restated 1991 Stock Issuance Plan will reduce, on a share-for-share basis, the number of shares issuable under this Plan. The total number of shares issuable in the aggregate under this Plan and the Third Amended and Restated 1991 Stock Issuance Plan shall be subject to adjustment from time to time in accordance with the provisions of Section 4(c) of this Article I.

     (b) Shares subject to (i) the portion of one or more outstanding options which are not exercised prior to expiration or termination and (ii) outstanding options cancelled in accordance with the cancellation-regrant provisions of
Section 5 of Article II will be available for subsequent option grants under this Plan. The shares which shall not be available for subsequent option grants under this Plan include (A) shares subject to an option surrendered under this Plan in connection with a Change in Control (as such term is hereinafter defined) and
(B) shares issued pursuant to the exercise of an option (whether as vested or unvested shares) which are repurchased by the Corporation.

     (c) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of shares of Common Stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of securities of the Corporation, or other similar corporate transaction or event affects the benefits or potential benefits intended to be made available under this Plan such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number of shares of Common Stock subject to this Plan and which thereafter may be made the subject of options under this Plan, (ii) the number of shares of Common Stock subject to outstanding options, (iii) the nature of the consideration (including, without limitation, other securities of the Corporation, securities of another entity and/or other property) to be received upon exercise of an option and/or (iv) the grant, purchase or exercise price with respect to any option, or, if deemed appropriate, make provisions for a cash payment to the holder of an outstanding option; provided, however, in each case, that with respect to Incentive Options no such adjustment shall be authorized to the extent that such adjustment would cause this Plan to violate
Section 422(b)(1) or 424(a) of the Code (as such term is hereinafter defined) or any successor provisions thereto; and provided further, however, that the number of shares of Common Stock subject to any option payable or denominated in shares of Common Stock shall always be a whole number. Notwithstanding the foregoing, Non-Statutory Options shall be subject to only such adjustment as shall be necessary to maintain the proportionate interest of the Optionee and preserve, without exceeding, the value of such option.

     (d) Common Stock issuable under this Plan may be subject to such restrictions as may be determined by the Committee, including, without limitation, restrictions on transfer, repurchase rights and other restrictions.

5.  DEFINITIONS

     The following definitional provisions shall be in effect for all purposes under this Plan:

          (a) Board means the board of directors of PageMart Wireless, Inc.

          (b) Change in Control means the acquisition of fifty percent (50%) or more of the Corporation's outstanding voting stock pursuant to a tender or exchange offer made by a person or group of related persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with the Corporation) which the Board does not recommend to the stockholders.

          (c) Code means the Internal Revenue Code of 1986, as amended.

          (d) Corporation means PageMart Wireless, Inc., a Delaware corporation.

          (e) Corporate Transaction means one or more of the following stockholder-approved transactions:

             (i) a merger or consolidation in which the Corporation is not the surviving entity, provided securities possessing fifty percent (50%) or more of the total combined voting power of the Corporation's outstanding voting securities are transferred to a person or persons different from those who held such securities immediately prior to such transaction,

             (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation other than in the ordinary course of business, or

             (iii) any reverse merger in which the Corporation is the surviving entity but in which securities possessing fifty percent (50%) or more of the total combined voting power of the Corporation's outstanding voting securities are transferred to person or persons different from those who held such securities immediately prior to such merger.

     In no event shall any merger, consolidation or other reorganization involving the Corporation be deemed to constitute a Corporate Transaction if the primary purpose of such transaction is either to change the State in which the Corporation is incorporated or to create a holding-company structure whereby the Corporation's stockholders of record become the stockholders of the holding company.

          (f) Employee means an individual who is in the employ of the Corporation or one or more Parent or Subsidiary corporations. An Optionee shall be considered to be an Employee for so long as such individual remains in the employ of the Corporation or one or more Parent or Subsidiary corporations, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

          (g) Exercise Date shall be the date on which both (i) written notice of the exercise of an outstanding option under this Plan and (ii) payment of the option price are delivered to the Corporation.

          (h) Fair Market Value of a share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

             (i) If the Common Stock is not at the time listed or admitted to trading on any national securities exchange but is traded in the over-the-counter market, the Fair Market Value shall be the mean between the highest bid and the lowest asked prices (or, if such information is available, the closing sales price) per share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its Nasdaq National Market System or any successor system. If there are no reported bid and asked prices (or closing sales price) for the Common Stock on the date in question, then the mean between the highest bid and lowest asked prices (or closing sales price) on the last preceding date for which such quotations exist shall be determinative of Fair Market Value.

             (ii) If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the Fair Market Value shall be the closing sales price per share of Common Stock on the date in question on the national securities exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the closing sales price on the exchange on the last preceding date for which such quotation exists.

             (iii) If the Common Stock is at the time neither listed nor admitted to trading on any national securities exchange nor traded in the over-the-counter market, or if the Committee determines that the valuation provisions of subparagraphs (i) and (ii) above will not result in a true and accurate valuation of the Common Stock, then the Fair Market Value shall be determined by the Committee after taking into account such factors as the Committee shall deem appropriate under the circumstances.

          (i) Incentive Option means an incentive stock option which satisfies the requirements of Section 422 of the Code.

          (j) Non-Statutory Option means an option that does not meet (whether at the time of the grant of such option or subsequently) the statutory requirements prescribed for an Incentive Option.

          (k) Notice of Grant means written notification (in substantially the form attached hereto as Exhibit B) of the grant of an option pursuant to this Plan.

          (l) Parent corporation means any corporation which, directly or indirectly, owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of the Corporation .

          (m) Permanent Disability shall have the meaning set forth in Section 22(e)(3) of the Code, or any successor provision thereto.

          (n) Plan means this Fifth Amended and Restated 1991 Stock Option Plan of the Corporation.

          (o) Service means the performance of services for the Corporation or one or more Parent or Subsidiary corporations by an individual in the capacity of an Employee or a non-employee member of the Board or the board of directors of such Parent or Subsidiary corporations, unless a different meaning is specified in the Stock Option Agreement. An Optionee shall be deemed to remain in Service for so long as such individual renders services to the Corporation or any Parent or Subsidiary corporation on a periodic basis in the capacity of an Employee or a non-employee member of the Board or the board of directors of such Parent or Subsidiary corporation.

          (p) Stock Option Agreement means a stock option agreement, in substantially the form attached hereto as Exhibit A and incorporated herein by reference (the "Stock Option Agreement"), incorporating any repurchase rights or first refusal rights retained by the Corporation with respect to the Common Stock purchased under an option.

          (q) Subsidiary corporation means any corporation of which the Corporation, directly or indirectly, owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of the corporation in question.

          (r) 10% Stockholder means the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power and value of all classes of stock of the Corporation or any Parent or Subsidiary corporation.

                                   ARTICLE II

                                 OPTION GRANTS

1.  TERMS AND CONDITIONS OF OPTIONS

     Options granted pursuant to this Plan shall be authorized by action of the Committee and may, at the discretion of the Committee, be either Incentive Options or Non-Statutory Options. Each granted option shall be evidenced by a Stock Option Agreement and a Notice of Grant; provided, however, that each Stock Option Agreement shall comply with and incorporate the terms and conditions specified below. Each Stock Option Agreement evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section 2 of this
Article II.

          (a) Option Price.

             (i) The option price per share shall be fixed by the Committee; provided, however, that in no event shall the option price per share be less than eighty-five percent (85%) for Non-Statutory Options or less than one hundred percent (100%) for Incentive Options of the Fair Market Value of a share of Common Stock on the date of the option grant.

             (ii) If the individual to whom the option is granted is at the time a 10% Stockholder and the option granted is an Incentive Option, then the option price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the grant date.

             (iii) The option price shall be payable in such form and by such method as shall be determined by the Committee, including, without limitation, cash (subject to the provisions of Article III, Section 1), shares of Common Stock, other securities or other property or any combination thereof, having a fair market value (as determined in accordance with the terms of this Plan in the case of Common Stock and in all other cases by such methods or procedures as shall be authorized by the Committee) on the Exercise Date equal to the relevant exercise price (including payment in accordance with a cashless exercise program under which, if so instructed by the person exercising the option, shares of Common Stock may be issued directly to such person's broker or dealer upon receipt of the purchase price in cash from the broker or dealer).

          (b) Term and Exercise of Options. Each option granted under this Plan shall be exercisable at such time or times, during such period, and for such number of shares of Common Stock as shall be determined by the Committee and set forth in the Stock Option Agreement evidencing such option. However, no option granted under this Plan shall have a term in excess of ten (10) years from the grant date, and no Incentive Option granted to a 10% Stockholder shall have a term in excess of five (5) years from the grant date.

          (c) Nontransferability of Options. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee or by the Optionee's duly appointed guardian or personal representative and shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution following the Optionee's death.

          (d) Termination of Service.

             (i) Should an Optionee cease to remain in Service for any reason other than (i) Permanent Disability, (ii) death or (iii) for Cause (as such term is hereinafter defined), an option (to the extent otherwise exercisable on the date of such termination) shall be exercisable by the Optionee at any time prior to the expiration date of the option (except as otherwise provided pursuant to Section 6 of this Article II) or within three (3) months after the date of such termination, whichever is the shorter period.

             (ii) If an Optionee's Service ceases by reason of the Optionee's Permanent Disability, an option (to the extent otherwise exercisable on the date of such termination by reason of Permanent Disability) shall remain exercisable by the Optionee at any time prior to the expiration date of the option (except as otherwise provided pursuant to Section 6 of this Article II) or within twelve (12) months after the date of such termination, whichever is the shorter period.

             (iii) If an Optionee's Service ceases as a result of death, an option (to the extent otherwise exercisable on the date of the death of such Optionee) shall remain exercisable by the person or persons entitled to do so under the Optionee's will, or, if the Optionee shall fail to make testamentary disposition of said option or shall die intestate, by the Optionee's legal representative or representatives, at any time prior to the expiration date of the option (except as otherwise provided pursuant to Section 6 of this Article II) or within twelve (12) months after the date of such death, whichever is the shorter period.

             (iv) If the Optionee's Service ceases as a result of termination for Cause (as hereinafter defined), any then outstanding options of such Optionee shall automatically terminate as of the termination date. As used herein, termination for "Cause" shall mean termination upon the occurrence of one or more of the following events:

                (A) The Optionee's failure to substantially perform his duties with the Corporation or any Parent or Subsidiary corporation as determined by the Committee in its sole discretion following receipt by the Optionee of written notice of such failure and the Optionee's failure to remedy such failure within thirty (30) days after receipt of such notice (other than failure from his incapacity during physical or mental illness);

                (B) The Optionee's willful failure or refusal to perform specific directives of the Board, which directives are consistent with the scope and nature of the Optionee's duties and responsibilities, and which are not remedied by the Optionee within thirty (30) days after being notified in writing of his failure by the Board;

                (C) The Optionee's conviction of a felony; or

                (D) A breach of the Optionee's fiduciary duty to the Corporation or any Parent or Subsidiary corporation or willful violation in the course of performing his duties for the

           Corporation or any Parent or Subsidiary corporation of any law, rule or regulation (other than traffic violations or other minor offenses). No act or failure to act on the Optionee's part shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interest of the Corporation or any Parent or Subsidiary corporation.

          (e) Stockholder Rights. No shares of Common Stock shall be issued until payment, as provided herein, therefor has been made. An Optionee shall have none of the rights of a stockholder with respect to the Common Stock covered by an option until such Optionee shall have exercised the option and paid the option price.

2.  INCENTIVE OPTIONS

     The terms and conditions specified below shall be applicable to all Incentive Options granted under this Plan. Incentive Options may only be granted to individuals who are Employees. Options which are specifically designated as Non-Statutory Options when issued under this Plan shall not be subject to such terms and conditions.

          (a) Option Price. The option price per share of the Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the grant date.

          (b) Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee under this Plan (or any other plan of the Corporation or any Parent or Subsidiary corporation) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as Incentive Options under the Federal tax laws shall be applied on the basis of the order in which such options are granted. In the event the limits of this Section 2(b) would otherwise be exceeded, the Optionee may still exercise the options, but such option, to the extent of such excess, shall be deemed to be a Non-Statutory Option. Except as modified by the preceding provisions of this Section 2, all the provisions of this Plan shall be applicable to the Incentive Options granted hereunder.

3.  LIMITED SURRENDER RIGHTS

     (a) Should a Change in Control occur at a time when the Corporation's outstanding capital stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), then each Optionee who is at the time an officer or director of the Corporation subject to the short-swing profit restrictions of the Federal securities laws shall have the right to surrender any or all options held by such individual under this Plan, to the extent such options have been outstanding for at least six (6) months and are at the time exercisable for vested shares. In return for each surrendered option, the officer or director shall receive an appreciation distribution from the Corporation in an amount equal to the excess of (i) the aggregate Acquisition Price (as such term is hereinafter defined) of the number of shares in which such individual is at the time vested under the surrendered option over (ii) the aggregate option price payable for such vested shares. Such limited surrender right shall be exercisable for a period not to exceed thirty (30) days following the completion of the Change in Control. Neither the approval of the Committee nor the consent of the Board shall be required for such surrender, and the distribution to which such Optionee shall become entitled upon the option surrender shall be made entirely in cash.

     (b) The "Acquisition Price" per share of the vested Common Stock subject to the surrendered option shall be deemed to be equal to the greater of (i) the Fair Market Value per share on the date of surrender or (ii) the highest reported price per share paid in effecting the Change in Control of the Corporation's outstanding voting stock. However, if the surrendered option is an Incentive Option, then the Acquisition Price of the vested shares subject to the surrendered option shall not exceed the clause (i) value per share.

4. CORPORATE TRANSACTIONS

     (a) In the event of any Corporate Transaction, each option outstanding under this Plan shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for such Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares.

     (b) Upon the consummation of the Corporate Transaction, each option outstanding under this Plan shall terminate and cease to be exercisable.

     (c) The exercisability as incentive stock options under the Federal tax laws of any options accelerated in connection with the Corporate Transaction shall remain subject to the applicable dollar limitation of subsection 2(b) of this Article II.

     (d) The grant of options under this Plan shall in no way affect the legal right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5.  CANCELLATION AND NEW GRANT OF OPTIONS

     The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding options under this Plan and to grant in substitution therefor new options under this Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the new grant date (or one hundred percent (100%) of such Fair Market Value in the case of an Incentive Option or, in the case of an Incentive Option held by a 10% Stockholder, not less than one hundred and ten percent (110%) of such Fair Market Value).

6.  EXTENSION OF EXERCISE PERIOD

     The Committee shall have full power and authority to extend (either at the time while the option is granted or at any time while the option remains outstanding) the period of time for which the option is to remain exercisable following an Optionee's cessation of Service, from the limited period set forth in the Stock Option Agreement to such greater period of time as the Committee may deem appropriate under the circumstances. In no event, however, shall such option be exercisable after the specified expiration date of the option term.

                                  ARTICLE III

                                 MISCELLANEOUS

1.  LOANS

     (a) The Committee may assist any Optionee (including an Optionee who is an officer or director of the Corporation) in the exercise of one or more options granted to such Optionee under this Plan, including the satisfaction of any Federal, State and local income and employment tax obligations arising therefrom, by

          (i) authorizing the extension of a loan from the Corporation to such Optionee, or

          (ii) permitting the Optionee to pay the option price for the purchased Common Stock in installments over a period of years.

     (b) The terms of any loan or installment method of payment (including the interest rate and terms of repayment) shall be established by the Committee in its sole discretion. Loans or installment payments may be granted with or without security or collateral. In all events the maximum credit available to each Optionee may not exceed the sum of (i) the aggregate option price or purchase price payable for the purchased shares

(less the par value payable for the purchased shares) plus (ii) any Federal, State or local income and employment tax liability incurred by the Optionee in connection with such exercise.

     (c) The Committee may, in its absolute discretion, determine that one or more loans extended under the financial assistance program shall be subject to forgiveness by the Corporation in whole or in part upon such terms and conditions as the Committee in its discretion deems appropriate.

2.  AMENDMENT OF THIS PLAN AND AWARDS

     (a) The Board shall have complete and exclusive power and authority to amend, modify, suspend, discontinue or terminate this Plan in any or all respects whatsoever. However, no such amendment, modification, suspension, discontinuance or termination shall adversely affect the rights and obligations of an Optionee with respect to options at the time outstanding under this Plan, unless the Optionee consents thereto. No option may be granted during any suspension of this Plan or after its termination. In addition, the Board shall not, without the approval of the Corporation's stockholders, amend this Plan to
(i) materially increase the maximum number of shares issuable under this Plan (except for permissible adjustments under Article I, Section 4(c)), (ii) change the minimum option price, (iii) increase the maximum terms for options granted hereunder, (iv) remove the administration of this Plan from the Committee, (v) materially increase the benefits accruing to individuals who participate in this Plan or (vi) materially modify the eligibility requirements for participation in this Plan.

     (b) Options to purchase shares of Common Stock may be granted under this Plan which are in excess of the number of shares then available for issuance under this Plan, provided there is obtained Board approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under this Plan prior to the actual option grant and stockholder approval of such amendment prior to the exercise of the option. If such stockholder approval is not obtained within twelve (12) months after the date the amendment to this Plan is approved by the Board, then all options representing such excess shall terminate and cease to be exercisable.

3.  EFFECTIVE DATE AND TERM OF PLAN

     (a) This Plan shall become effective when adopted by the Board. All options previously granted under this Plan shall remain in full force and effect, subject to the terms of the Stock Option Agreements under which they were issued and this Plan.

     (b) This Plan shall terminate upon the earlier of (i) August 19, 2001 or
(ii) the date on which all shares available for issuance under this Plan have been issued or cancelled pursuant to the exercise or surrender of options granted hereunder. If the date of termination is determined under clause (i) above, then no options outstanding on such date shall be affected by the termination of this Plan, and such securities shall thereafter continue to have force and effect in accordance with the provisions of the Stock Option Agreements evidencing such options.

4.  USE OF PROCEEDS

     Any cash proceeds received by the Corporation from the issuance of shares of Common Stock under this Plan shall be used for general corporate purposes.

5.  CONTINUATION OF EMPLOYMENT

     Nothing contained in this Plan (or in any option granted pursuant to this Plan) shall confer upon any Optionee any right to continue in the employ of the Corporation or any Parent or Subsidiary corporation or constitute any contract or agreement of employment or interfere in any way with the right of the Corporation or any Parent or Subsidiary corporation to reduce any Optionee's compensation from the rate in existence at the time of the granting of an option or to terminate such Optionee's employment. Nothing contained herein or in any Stock Option Agreement shall affect any other contractual rights of an Optionee.

6.  WITHHOLDING

     The Corporation's obligation to deliver shares upon the exercise or surrender of any options granted under this Plan shall be subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements. The Corporation or any Parent or Subsidiary corporation that employs any Optionee shall have the right to deduct any sums that the Committee reasonably determines that Federal, State or local tax law requires to be withheld with respect to the exercise of any option or as otherwise may be required by those laws. Neither the Corporation nor any Parent or Subsidiary corporation shall be obligated to advise any Optionee of the existence of the tax or the amount which the employer corporation will be so required to withhold. Upon the exercise of a Non-Statutory Option, if tax withholding is required, an Optionee may, with the consent of the Committee, have shares of Common Stock withheld ("Share Withholding") by the Corporation from the shares otherwise to be received; provided, however, that if the Optionee is subject to the provisions of Section 16 under the Exchange Act, no Share Withholding shall be permitted unless such transaction complies with the requirements of Rule 16b-3 promulgated under the Exchange Act. The number of shares so withheld should have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.

7.  REGULATORY APPROVALS

     The implementation of this Plan, the granting of any options hereunder and the issuance of Common Stock upon the exercise or surrender of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over this Plan, the options granted under it and the Common Stock issued pursuant to it. Without limiting the generality of the foregoing, no options granted hereunder may be exercised and no shares of Common Stock issuable upon exercise of such options may be transferred unless and until the Committee determines that such exercise/transfer will be made in compliance with all applicable laws, rules and regulations, including, without limitation, applicable securities laws, rules and regulations. The Corporation does not have any obligation to take any action to (i) register or qualify options or shares of Common Stock pursuant to applicable laws or to perfect an exemption from such registration/qualification requirements or (ii) list the shares of Common Stock for trading on any stock exchange or automated transaction reporting system.

8.  GOVERNING LAW

     This Plan and the options issued hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas applicable to contracts made and performed within that State.

9.  COMPLIANCE WITH RULE 16b-3

     At such time and so long as the Corporation shall have a class of equity securities registered under Section 12 of the Exchange Act, it is intended that this Plan be applied and administered in compliance with Rule 16b-3. If any provision of this Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Board is authorized to amend this Plan and to make any such modifications to the Stock Option Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications deemed necessary or appropriate to better accomplish the purposes of this Plan in light of any amendments made to Rule 16b-3.

10.  NO LIABILITY FOR GOOD FAITH DETERMINATIONS

     Neither the members of the Board nor any member of the Committee shall be liable for any action, failure to act, omission or determination taken or made in good faith with respect to this Plan or any option granted under it.

11.  OTHER BENEFITS

     Participation in this Plan shall not preclude the Optionee from eligibility in any other stock option plan of the Company or any Parent or Subsidiary corporation or any old age, benefit, insurance, pension, profit sharing, retirement, bonus or other extra compensation plans which the Corporation or any Parent or Subsidiary corporation has adopted, or may, at any time, adopt for the benefit of its employees.

12.  EXECUTION OF RECEIPTS AND RELEASES

     Any payment or any issuance or transfer of shares of Common Stock to an Optionee, or to his legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require any Optionee, legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

13.  PAYMENT OF EXPENSES

     All expenses incident to the administration, termination or performance of this Plan, including, without limitation, legal and accounting fees, shall be paid by the Corporation. All expenses incurred by an Optionee shall be paid by such Optionee.

14.  CORPORATE RECORDS

     Records of the Corporation or any Parent or Subsidiary corporation regarding the Optionee's period of employment, termination of employment and the reason therefor, leaves of absence, re-employment and other matters shall be conclusive for all purposes hereunder, unless determined by the Board to be incorrect.

                            PAGEMART WIRELESS, INC.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints John D. Beletic and G. Clay Myers, and each of them, Proxies with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of PageMart Wireless, Inc. (the "Company") held of record by the undersigned on April 11, 1997, at the Annual Meeting of Stockholders to be held in Dallas, Texas on Tuesday, May 20, 1997, at 9:00 a.m., local time, and at all adjournments thereof, with all powers the undersigned would possess if personally present. In their discretion, the Proxies are authorized to vote upon such other business that may properly come before the meeting.

                            PAGEMART WIRELESS, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

[                                                                              ]


1. Election of Directors
   NOMINEES: LEIGH ABRAMSON, JOHN D. BELETIC, GUY L. DE CHAZAL, ALEJANDRO PEREZ ELIZONDO, ROGER D. LINQUIST, ARTHUR PATTERSON, FRANK V. SICA, PAMELA D.A. REEVE

                            WITHHOLD
                           AUTHORITY
         FOR all          to vote for            FOR all nominees, except
         nominees         all nominees           as noted below.

           [ ]                [ ]                   [ ]


                          ------------------------------------------------------
                                                              Nominee Exceptions

2. Proposal to approve the amendment to the PageMart Stock Option Plan.

           FOR              AGAINST               ABSTAIN

           [ ]                [ ]                   [ ]



3. Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

           FOR              AGAINST               ABSTAIN

           [ ]                [ ]                   [ ]

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made this proxy will be voted "FOR" Items 1, 2, and 3.


---------------------------------------------------------------
Signature


---------------------------------------------------------------
Signature if held jointly


Dated:                                                   , 1997
       --------------------------------------------------

Please sign exactly as name appears herein. When shares are held by Joint Tenants, both should sign, and for signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.